Exhibit 99.1
PRIVATE & CONFIDENTIAL
April 9, 2008
Mr. Ron Frankel
Chief Executive Officer
Synacor, Inc.
40 La Riviere Drive, Suite 300
Buffalo, NY 14202

Subject:	WRITTEN CONSENT TO REFERENCE EMPIRE VALUATION CONSULTANTS, LLC IN SEC FORM S-1 FILING OF SYNACOR, INC.
Dear Mr. Frankel:
We hereby consent to the inclusion in the registration statement on Form S-1 (Reg. No. 333-145077) of Synacor, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our final reports relating to the estimation of the fair value of the common stock of Synacor, Inc. as of various dates in 2007 and as of January 23, 2008, to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Mark Shayne
Mark Shayne, ASA, CPA, ABV
Managing Director

350 Fifth Avenue, Suite 5513	New York, NY 10118	Tel: (212) 714-0122	empireval.com

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